Exhibit (d)(2)

NORTHERN INSTITUTIONAL FUNDS

MANAGEMENT AGREEMENT

AGREEMENT made as of July 31, 2014 between Northern Institutional Funds, a Delaware statutory trust (the “Trust”), and Northern Trust Investments, Inc. (“NTI”), an Illinois State Banking Corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WITNESSETH:

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust retains and desires to continue to retain NTI to provide investment advisory and administration services as set forth herein for the shares of beneficial interest (“Shares”) in the Trust’s investment portfolios (individually, a “Portfolio,” and collectively, the “Portfolios”) as listed on Exhibit A hereto (as such Exhibit may, from time to time, be supplemented (or amended)), and NTI is willing to furnish such investment advisory and administration services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1. Appointment.

a. The Trust hereby appoints NTI to provide the investment advisory (“Advisory Services”) and administration services (“Administration Services”) as specified below, on the terms and for the periods set forth in this Agreement. NTI accepts such appointment and agrees to perform the services and duties herein set forth below that have been designated to it in return for the compensation herein provided.

b. In the event that the Trust establishes one or more portfolios other than the Portfolios with respect to which it desires to retain NTI to provide investment advisory and administration services, the Trust shall notify NTI in writing. If NTI is willing to render such services it shall notify the Trust in writing whereupon, subject to such shareholder approval as may be required pursuant to Section 12 hereof, such portfolio shall become a Portfolio hereunder and the compensation payable by such new Portfolio to NTI will be as agreed in writing at the time.

2. Administration Services and Duties. NTI will perform the Administration Services set forth below. NTI is responsible only for the Administration Services that it has specifically agreed to provide in this Agreement, and not for any other services unless mutually agreed to by the parties pursuant to Section 2(d) hereof.

a. Subject to the general supervision of the Board of Trustees, NTI shall provide supervision of all aspects of the Portfolio’s operations and perform the customary services of an administrator, including but not limited to the corporate treasury, secretarial and blue sky services set forth below. ..

b. In performing the Administration Services under this Agreement, NTI: (i) will act in accordance with this Agreement and the Trust’s Declaration of Trust, By-Laws, registration statement, the Trust’s and NTI’s compliance policies and procedures, as amended, and with the Oral Instructions (as defined below in Section 3) and Written Instructions (as defined below in Section 3) of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (ii) will consult with legal counsel to the Portfolio, as necessary and appropriate.

c. In addition to the duties set forth herein, NTI shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Portfolio and NTI.

d. NTI agrees to provide the services described herein in accordance with the performance standards to be agreed upon from time to time by the parties in a separate written agreement. Notwithstanding the foregoing, NTI shall perform its duties as administrator with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

e. The services of NTI hereunder are not deemed exclusive and NTI shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

f. Without limiting the generality of Section 2(a), NTI shall provide the following services to the Portfolios (or to any such individual share classes that are established by the Trust, as applicable):

(i) Maintaining office facilities (which may be in the offices of NTI or a corporate affiliate) and furnishing corporate officers for the Portfolios;

(ii) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

(iii) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows: (i) expense accrual monitoring and payment of the Portfolios’ bills, preparing monthly reconciliation of the Portfolios’ expense records and updating projections of annual expenses; (ii) determining dividends; (iii) calculating yields and total returns; (iv) preparing materials for review by the Board of Trustees, e.g., written reports pursuant to Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A and the Portfolios’ applicable procedures; (v) tax and financial counsel; (vi) creating expense pro formas for new Portfolios/classes; (vii) reporting Portfolio statistical information to investment company reporting agencies and associations (e.g., Lipper Analytical Services, Inc. and the Investment Company Institute); and (viii) compliance testing as required by the 1940 Act and other applicable law;

(iv) Preparing and arranging for printing of financial statements;

(v) Preparing and filing the Portfolio’s federal and state tax returns (other than those required to be filed by the Portfolio’s custodian and transfer agent) and providing shareholder tax information to the Portfolio’s transfer agent;

(vi) Assisting in monitoring and developing compliance procedures for the Portfolio which will include, among other matters, procedures to assist the adviser in monitoring compliance with each Portfolio’s investment objective, policies, restrictions, tax matters and applicable laws and regulations;

(vii) Assisting in product development;

(viii) Performing oversight/management responsibilities, including the following: (i) supervision and coordination of the Portfolios’ transfer agent; (ii) supervision and coordination of IRA custodians; (iii) supervision and coordination of the Portfolios’ custodian; (iv) vendor management and invoicing; (v) daily report coordination; (vi) media relations; (vii) sales literature forms and development; (viii) fund operations coordination; (ix) management of auditor relationships; and (x) oversight of Portfolio compliance and tax function;

(ix) Performing corporate secretarial services including the following: (i) assist in maintaining corporate records and good standing status of the Portfolios in their state of organization; (ii) develop and maintain calendar of annual and quarterly board approvals and regulatory filings; (iii) prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly and special board meetings and committee meetings; assemble and distribute board materials for board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Board members may reasonably request; and (iv) provide support for written consent votes where needed;

(x) Performing “blue sky” compliance functions, as follows: (i) effecting and maintaining, as the case may be, the registration of Shares of the Portfolios for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Portfolio, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained; (ii) filing with each appropriate jurisdiction the appropriate materials relating to the Portfolio; (iii) providing to the Portfolio quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Portfolio. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Portfolio outlining the entities which are permitted to maintain omnibus positions with the Portfolio; (iv) in the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Portfolio, NTI will promptly notify the Portfolio with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. NTI will not register additional Shares in such jurisdiction unless and until NTI shall have received Written Instructions to do so; (v) if NTI is instructed by the Portfolio not to register Shares in a particular jurisdiction, NTI will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to NTI as sales of Shares of the Portfolio. NTI may delegate its blue sky responsibilities to a third party, subject to such third parties’ agreement to be bound by the blue sky provisions of their Agreement, and NTI shall remain responsible for the delegate’s performance under their Agreement;

(xi) Monitoring the Portfolios’ arrangements with respect to services provided by institutions (“Servicing Agents”) to their customers who are the beneficial owners of Shares, pursuant to agreements (“Servicing Agreements”) between the Portfolios and such Servicing Agents including: (i) review the qualifications of Servicing Agents wishing to enter into Servicing Agreements; (ii) assist in the execution and delivery of Servicing Agreements; (iii) report to the Board of Trustees with respect to the amounts paid or payable by the Portfolio from time to time under the Servicing Agreements and the nature of the services provided by Servicing Agents; and (iv) maintain appropriate records in connection with their monitoring duties;

(xii) Performing the following legal services: (i) prepare and file annual Post-Effective Amendments to the Portfolios’ registration statement; (ii) prepare and file Rule 24f-2 Notices; (iii) prepare and file Forms N-SAR; (iv) prepare and file annual and semi-annual financial reports and Form N-CSR; (v) communicate significant regulatory or legislative developments to Portfolio management and Board members and provide related planning assistance where needed; (vi) consult with Portfolio management regarding portfolio compliance and Portfolio corporate and regulatory issues as needed ; (vii) maintain effective communication with outside counsel; (viii) arrange D&O/E&O insurance and fidelity bond coverage for the Portfolios; (ix) assist in monitoring Portfolio Code of Ethics reporting and provide such reports to the person designated under the Portfolios’ Code; (x) monitor handling of litigation by outside counsel and non-routine regulatory matters; (xi) assist in managing Commission audits of the Portfolio at NTI’s principal place of business; (xii) review sales material and advertising for Portfolio prospectus compliance; (xiii) assist in developing compliance guidelines and procedures to improve overall compliance by the Portfolios and service providers; and (xiv) prepare compliance manuals.

(xiii) Unless otherwise directed by proper instructions from the Board of Trustees or officers of the Portfolios, the Administrator shall compute and determine on the days and at the times specified in the Portfolio’s then-current prospectuses, the price of each security held by a Portfolio according to the Portfolio’s Pricing Procedures approved by the Board of Trustees and the net asset value of a Share of each Portfolio, such computation and determination to be made in accordance with the Portfolio’s then-current Prospectus, and shall promptly notify the Administrator of the result of such computation and determination. Unless advised otherwise by proper instructions from the Board of Trustees or officers of the Portfolios, the Administrator shall also calculate at the times specified in the Portfolios’ then-current Prospectuses the net income of each Portfolio and shall promptly advise the Administrator of the results of such calculation. Such calculation shall be made in accordance with the Portfolios’ then-current Prospectuses.

3. Instructions.

a. With respect to Administration Services, NTI will have no liability when acting upon a written communication reasonably believed by NTI to be from (i) any Trustee or officer of the Trust; or (ii) any person, whether or not such person is an officer or employee of the Trust, duly authorized to give such written communication on behalf of the Portfolios as indicated in writing to NTI from time to time (an “Authorized Person”) and actually received by NTI (“Written Instructions”); or instructions, other than Written Instructions actually received by NTI from a person reasonably believed by NTI to be an Authorized Person reasonably believed to have been executed or orally communicated by an Authorized Person (“Oral Instructions”). Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimilie of a manually executed original or other process. NTI will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Portfolios.

b. NTI, its officers, agents or employees, shall accept Oral Instructions or Written Instructions with respect to Administration Services given to them by any person representing or acting on behalf of the Portfolio only if said representative is an Authorized Person. The Portfolio agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Portfolio’s failure to so confirm shall not impair in any respect NTI’s right to rely on Oral Instructions.

4. Right to Receive Advice. With respect to Administration Services, if NTI is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Portfolios. With respect to Administration Services, if NTI shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Portfolios or NTI, at the option of NTI ). In the event of a conflict between such directions or advice or such Oral Instructions or Written Instructions NTI receives from or on behalf of the Trust, and such advice it receives from counsel, NTI shall be entitled to rely upon and follow the advice of counsel. NTI shall be indemnified by the Trust and without liability for any action it takes or does not take with respect to Administration Services in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions it receives from or on behalf of the Trust or from counsel and which NTI believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section shall be construed so as to impose an obligation upon NTI to seek such directions or advice or Oral Instructions or Written Instructions.

5. Advisory Services and Duties.

a. Subject to the supervision of the Board of Trustees of the Trust, with respect to Advisory Services, NTI shall manage the investment operations of each of the Trust, and the composition of each Portfolio’s assets, including the purchase, retention and disposition thereof. NTI further agrees that it:

(i) shall provide supervision of the Portfolios’ assets, furnish a continuous investment program for such Portfolios, determine from time to time what investments or securities will be purchased, retained or sold by the Portfolios, and what portion of the assets will be invested or held uninvested as cash;

(ii) shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Portfolio in question is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, NTI shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, NTI shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, NTI may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to any Portfolio and/or other account over which NTI and/or an affiliate of NTI exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons NTI shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, NTI may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of NTI’s opinion of the reliability and quality of such broker, dealer or such other person; and

(iii) may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Portfolio as well as other fiduciary or agency accounts managed by NTI, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by NTI in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Portfolio and to such other accounts.

b. In addition, NTI shall provide the following ancillary services under this Agreement:

(i) review the preparation of reports and proxy statements to the Portfolios’ shareholders, the periodic updating of the of the Portfolios’ prospectuses, statements of additional information and registration statements and the preparation of other reports and documents required to be filed by the Portfolios with the Commission;

(ii) in connection with its Advisory Services, monitor anticipated purchases and redemptions by shareholders and new investors;

(iii) provide assistance as requested by the Board concerning the regulatory requirements applicable to investors that invest in the Portfolios;

(iv) develop and monitor investor programs for shareholders of the Portfolios, and assist in the coordination of such programs with programs offered separately by NTI to its clients;

(v) provide assistance in connection with the operations of the Portfolios generally; and

(vi) provide other similar services as reasonably requested from time to time by the Board of Trustees of the Trust.

c. NTI, in connection with its Advisory Services:

(i) shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(ii) shall act in conformity with the Declaration of Trust, By-Laws, Registration Statement and instructions and the directions of the Trustees of the Trust, and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

d. NTI shall:

(i) comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law; and

(ii) maintain a policy and practice of conducting its investment advisory services hereunder independently of its commercial banking operations and those of any affiliated bank of NTI. When NTI makes investment recommendations for a Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio’s account are customers of its commercial banking department (if any) or the commercial banking department of any affiliated bank of NTI.

e. NTI shall not, unless permitted by the Commission:

(i) permit the Portfolios to execute transactions with NTI’s Bond Department; or

(ii) permit the Portfolios to purchase certificates of deposit of NTI or its affiliate banks, commercial paper issued by NTI’s parent holding company or other securities issued or guaranteed by NTI, its parent holding company or their subsidiaries or affiliates.

f. NTI shall render to the Trustees of the Portfolios such periodic and special reports as the Trustees may reasonably request.

g. The services of NTI hereunder are not deemed exclusive and NTI shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

6. Sub-Contractors. At its discretion, NTI may provide advisory services under this Agreement through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Trust under applicable law and either control, are controlled by or are under control with NTI, provided that: (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons; and (ii) such organized group of persons is managed at all times by NTI’s authorized officers. In addition, NTI may engage one or more investment advisers that are either registered as such or specifically exempt from registration under the Advisers Act to act as sub-advisers or co-advisers to provide with respect to any Portfolio any or all of the services set forth in this Agreement, all as shall be set forth in a written contract approved to the extent and in the manner required by the 1940 Act and interpretations thereof by the Commission and its staff.

7. Compensation.

a. For the services provided pursuant to Sections 2 and 5 above, the Portfolios will pay to NTI a fee, computed daily and payable monthly, as described in the fee schedule attached as Exhibit A. The fee attributable to each Portfolio shall be the several (and not the joint or joint and several) obligation of each such Portfolio.

b. With respect to Administration Services, the Trust will also reimburse NTI monthly for its reasonable out-of-pocket expenses incurred on a Portfolio’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs (unless otherwise agreed), costs to obtain independent security market quotes, record retention/storage, negotiated time and materials for development and programming materials (if applicable), travel expenses and other miscellaneous fees incurred on behalf of a Portfolio. With respect to Administration Services, NTI shall not be required to pay any of the following expenses incurred by the Portfolios: (i) membership dues in the Investment Company Institute or any similar organization; (ii) investment advisory fees; (iii) custody and transfer agency fees; (iv) fees paid under any service or distribution plan adopted by the Portfolio; (v) costs of printing and mailing stock certificates; (vi) costs of typesetting and printing of the prospectus for regulatory purposes and for distribution to existing shareholders of the Portfolios; (vii) costs of shareholders’ reports and notices; (viii) interest on borrowed money; (ix) brokerage commissions; (x) stock exchange listing fees; (xi) taxes and fees payable to federal, state and other governmental agencies; (xii) fees of Trustees of the Portfolios who are not affiliated with NTI; (xiii) outside auditing expenses; (xiv) outside legal expenses;(xv) blue sky registration or filing fees; or (xvi) other expenses not specified in this Section 7(b) which may be properly payable by the Portfolio. The Administrator shall not be required to pay any blue sky registration or filing fees unless and until it has received the amount of such fees from the Portfolio.

c. With respect to Advisory Services, during the term of this Agreement, NTI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Portfolios.

8. Fund Accounting System

a. NTI shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights owned and/or developed by it in connection with the services provided by NTI to the Portfolio pursuant to this Agreement (the “Administrator System”).

b. NTI hereby grants to the Portfolio a limited license to the Administrator System for the sole and limited purpose of having NTI provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

c. In the event that the Portfolios, including any affiliate or agent of the Portfolio or any third party acting on behalf of the Portfolios, are provided with direct access to the Administrator System, such direct access capability shall be limited to direct entry to the Administrator System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry, and any other non-conforming method of transmission of information to the Administrator System is strictly prohibited without the prior written consent of NTI

9. Proprietary and Confidential Information.

a. The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensees. The Portfolios and NTI shall safeguard the confidentiality of the Proprietary Information of each other. The Portfolios and NTI may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Portfolios and NTI shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Portfolios and NTI may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Trust and NTI shall use commercially reasonable best effort to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Trust and NTI may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this Section 9(a). Notwithstanding the previous sentence, in no event shall either the Portfolios or NTI disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

b. Proprietary Information means:

(i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or NTI, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or NTI a competitive advantage over their competitors;

(iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

(iv) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

(v) with respect to the Trust, all records and other information relative to the Trust and its prior, present or potential shareholders (and clients of such shareholders).

c. The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves:

(i) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

(ii) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

(iii) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

(iv) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(v) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

d. Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business or shareholder servicing plans or similar items prepared or developed by NTI for the benefit of the Trust shall be considered the Proprietary Information of the Trust and nothing in this Agreement shall be construed to prevent or prohibit the Trust from disclosing such Proprietary Information to a successor adviser or administrator.

e. The obligations of the parties hereto under this Section 9 shall survive the termination of this Agreement.

10. Name of the Trust. NTI agrees that the name “Northern” may be used in the name of the Portfolios and that such name, any related logos and any service marks containing the word “Northern” may be used in connection with the Portfolios’ business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Portfolios will cease such use. The Portfolios acknowledge that they have no rights to the name “Northern,” such logos or service marks other than those granted in this paragraph and that NTI reserves to itself the right to grant the nonexclusive right to use the name “Northern,” such logos or service marks to any other person, including, but not limited to, another investment company

11. Indemnification

a. With respect to the Advisory Services set forth in Section 5 hereof, the Trust hereby agrees to indemnify and hold harmless NTI, its directors, officers, and employees and each person, if any, who controls NTI (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the Portfolios’ registration statement, the Prospectus, the statement of additional information, or any application or other document filed in connection with the qualification of the Portfolios or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction (“Application”), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of NTI’s duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of NTI for use in connection with the registration statement, any Application, the Prospectus or the Statement of Additional Information;

b.(i) With respect to the Administration Services and duties set forth in Section 2 hereof, the Trust shall indemnify and hold NTI harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against NTI or for which NTI may be held to be liable in connection with this Agreement or NTI’s performance hereunder (a “Claim”), unless such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of NTI in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) NTI’s breach of Section 9 of this Agreement.

(ii) NTI shall indemnify and hold the Trust harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trust or for which the Trust may be held to be liable in connection with this Agreement or the Trust’s performance hereunder (a “Claim”), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of NTI in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) NTI’s breach of Section 9 of this Agreement.

c. If the indemnification provided for in Section 11(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, (ii) the relative fault of the Trust and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Trust and NTI agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (b). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

It is understood, however, that nothing in this Section 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17 of the 1940 Act.

d. With respect to the indemnities set forth above in Sections 11(a) and 11(b), in any case in which one party (the “Indemnifying Party”) may be asked to indemnify or hold another party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. Neither the Trust nor NTI shall be liable for consequential damages under this Agreement. The obligations of the parties hereto under this Section 11 shall survive the termination of this Agreement.

12. Duration and Termination. Insofar as the holders of Shares representing the interests in the Portfolios are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until June 30, 2015, and, insofar as the holders of Shares representing the interests in any subsequently created Portfolios are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall continue (assuming approval by the initial holder(s) of Shares of such Portfolio) until June 30 of the year following the year in which the Portfolio becomes a Portfolio hereunder, and with respect to each Portfolio thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Portfolio; provided, however, that this Agreement may be terminated by the Trust as to any Portfolio at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) representing the interests in the Portfolio affected thereby on 60 days’ written notice to NTI at any time, or by NTI at any time, without payment of any penalty, on 60 days’ written notice to the Trust. The requirement that this Agreement be “approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

13. Amendment of this Agreement. This Agreement may be amended by mutual consent of the parties, and the consent of the Trust on behalf of the Portfolios must be approved by vote of a majority of those Trustees of the Portfolios who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the Commission and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Portfolio affected by such amendment..

14. Notices. Notices shall be addressed if to the Portfolios at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Craig Carberry with a copy to Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996, Attention: Diana E. McCarthy, or at or at such other address or to such other individual as shall be so specified by the Portfolios to NTI. Notices shall be addressed if to NTI at Northern Trust Investments, Inc., 50 South LaSalle Street, Chicago, Illinois 60603 , Attention: Craig Carberry or at such other address or to such other individual as shall be so specified by NTI to the Trust.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

17. Miscellaneous.

a. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Investment Advisory and Ancillary Services Agreement dated as of January 29, 2008, as amended and the Administration Agreement dated as of January 1, 2009, as amended, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

b. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

c. Governing Law. The laws of the State of Illinois, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement (except as to Section 16(f) hereof which shall be construed in accordance with the laws of the State of Delaware). All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

d. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

e. Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of NTI affiliates are financial institutions, and NTI may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. NTI may also ask (and may have already asked) for additional identifying information, and NTI may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

f. Liability of Trustees, etc. This Agreement is executed by or on behalf of the Trust with respect to each of the Portfolios and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Portfolio to which such obligations pertain and the assets and property of such Portfolio. All obligations of the Trust under this Agreement shall apply only on a Portfolio-by-Portfolio basis, and the assets of one Portfolio shall not be liable for the obligations of another Portfolio. The Trust’s Declaration of Trust is on file with the Trust.

g. Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of NTI neither constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

h. Books and Records. NTI shall maintain, and preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act, such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). NTI further agrees that all records which it maintains for the Portfolios are the property of the Portfolios and that it shall surrender properly to the Portfolio any of such records upon the Portfolios’ request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of July 31, 2014.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal Rein
Name:	Randal Rein
Title:	Senior Vice President

EXHIBIT A – PORTFOLIOS AND MANAGEMENT FEES

Pursuant to Section 7(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Current Portfolio’s assets as set forth below:

FUND	FEE RATE (%)
U.S. Government	0.33%
U.S. Government Select	0.18%
Municipal	0.18%
Prime Obligations	0.13%